SCHEDULE A
               SUB-ADMINISTRATION AGREEMENT DATED OCTOBER 1, 1997
                                     BETWEEN
                     BISYS FUND SERVICES LIMITED PARTNERSHIP
                                       AND
                            KEY ASSET MANAGEMENT INC.
                         Amended as of December 11, 1998

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

Funds
1.    Balanced Fund                                         24.   Lakefront Fund
2.    Diversified Stock Fund                                25.   Real Estate Investment Fund
3.    Government Mortgage Fund                              26.   Federal Money Market Fund
4.    Growth Fund                                           27.   Convertible Securities Fund
5.    Intermediate Income Fund                              28.   Maine Municipal Bond Fund (Intermediate)
6.    International Growth Fund                             29.   Maine Municipal Bond Fund (Short-Intermediate)
7.    Investment Quality Bond Fund                          30.   Michigan Municipal Bond Fund
8.    Limited Term Income Fund                              31.   Equity Income Fund
9.    Ohio Municipal Bond Fund                              32.   National Municipal Bond Fund (Long)
10.   Ohio Regional Stock Fund                              33.   National Municipal Bond Fund (Short-Intermediate)
11.   Prime Obligations Fund
12.   Special Growth Fund                                   34.   Established Value Fund
      (eff 3/29/99 Small Company Opportunity Fund)          35.   Gradison Government Reserves Fund
13.   Special Value Fund
14.   Stock Index Fund
15.   Tax-Free Money Market Fund
16.   U.S. Government Obligations Fund
17.   Value Fund
18.   Financial Reserves Fund
19.   Fund for Income
20.   Institutional Money Market Fund
21.   National Municipal Bond Fund
22.   New York Tax-Free Fund
23.   Ohio Municipal Money Market Fund

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